Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

August 12, 2025

Circle Internet Group, Inc. One World Trade Center New York, New York 10007

Ladies and Gentlemen:

Circle Internet Group, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 11,500,000 shares of its Class A common stock, par value $0.0001 per share, of which 3,500,000 shares are to be issued and sold by the Company (the “Primary Shares”) and 8,000,000 shares are to be sold by the Selling Stockholders (the “Secondary Shares”). The Primary Shares include 1,500,000 shares subject to the underwriters’ option to purchase additional shares, as described in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion:

1.

When the price at which the Primary Shares to be sold has been approved by or on behalf of the Board of Directors of the Company and when the Primary Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus which is a part of the Registration Statement, the Primary Shares will be validly issued, fully paid and non-assessable.

2.	The Secondary Shares have been validly issued and fully paid and are non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP